PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270004 and 333-270004-01 Dated July 14, 2023

JPMorgan Chase Financial Company LLC Bearish Capped Buffer GEARS

$4,181,000 Linked to the S&P 500® Index due April 18, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Bearish Capped Buffer GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of the S&P 500® Index (the “Underlying”). The Notes provide bearish exposure to the Underlying. If the Final Value is less than the Initial Value, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the absolute value of the Underlying Return times the Bearish Gearing of 3.00, up to the Maximum Gain of 28.00%. If the Final Value is equal to or greater than the Initial Value but the Final Value is less than or equal to the Bearish Upside Threshold (108.00% of the Initial Value), JPMorgan Financial will repay your principal amount at maturity. However, if the Final Value is greater than the Bearish Upside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, resulting in a loss of 1% of your principal amount for every 1% that the Underlying has increased by more than the Buffer, subject to the Minimum Payment at Maturity of $0.80 per $10 principal amount security. Investing in the Securities involves significant risks. You may lose up to 92% of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Underlying, and the Securities will not pay interest. The bearish upside market exposure to the Underlying is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Bearish Enhanced Growth Potential at Maturity Subject to Maximum Gain — At maturity, the Bearish Gearing feature will provide inverse leveraged exposure to any negative performance of the Underlying, up to the Maximum Gain of 28.00%. If the Underlying Return is positive, investors may be inversely exposed to the positive Underlying Return at maturity, subject to the Buffer and the Minimum Payment at Maturity.
❑	Buffered Upside (Negative) Market Exposure — If the Final Value is equal to or greater than the Initial Value but the Final Value is less than or equal to the Bearish Upside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if the Final Value is greater than the Bearish Upside Threshold, JPMorgan Financial will repay less than your principal amount, resulting in a loss of 1% of your principal amount for every 1% that the Underlying has increased by more than the Buffer, subject to the Minimum Payment at Maturity of $0.80 per $10 principal amount Security. You may lose up to 92% of your principal amount. The bearish upside market exposure to the Underlying is subject to the Buffer and the Minimum Payment at Maturity only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates

Trade Date	July 14, 2023
Original Issue Date (Settlement Date)	July 19, 2023
Final Valuation Date[1]	April 15, 2024
Maturity Date[1]	April 18, 2024

1	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying –– Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES WILL EXPOSE YOUR INVESTMENT INVERSELY TO THE UPSIDE MARKET RISK OF THE UNDERLYING, SUBJECT TO THE BUFFER AND THE MINIMUM PAYMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 92% OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Capped Buffer GEARS linked to the S&P 500® Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The return on the Securities is subject to, and will not exceed, the Maximum Gain.

Underlying	Bearish Gearing	Maximum Gain	Initial Value	Bearish Upside Threshold	Buffer	CUSIP	ISIN
S&P 500® Index (Bloomberg ticker: SPX)	3.00	28.00%	4,505.42	4,865.85, which is 108% of the Initial Value	8%	48131C278	US48131C2787

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 13, 2023, product supplement no. UBS-1-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the S&P 500® Index	$4,181,000	$10.00	$31,357.50	$0.075	$4,149,642.50	$9.925

1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.075 per $10 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Securities, when the terms of the Securities were set, was $9.877 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029549/ea152816_424b2.pdf
t	Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the S&P 500® Index is an “Index.”

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 92% of your principal amount.

t     You seek bearish exposure to the Underlying.

t     You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that is inversely exposed to the full appreciation of the Underlying over the term of the Securities, subject to the Buffer and the Minimum Payment at Maturity.

t     You believe the level of the Underlying will decrease over the term of the Securities and that the depreciation is unlikely to exceed an amount equal to the Maximum Gain indicated on the cover hereof.

t     You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

t     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the upside fluctuations in the level of the Underlying.

t     You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying.

t     You are willing and able to hold the Securities to maturity.

t     You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t     You understand and accept the risks associated with the Underlying.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 92% of your principal amount.

t     You do not seek bearish exposure to the Underlying.

t     You require an investment designed to provide a full return of principal at maturity.

t     You cannot tolerate a loss of a substantial portion of your investment, or you are not willing to make an investment that is inversely exposed to the full appreciation of the Underlying over the term of the Securities, subject to the Buffer and the Minimum Payment at Maturity.

t     You believe the level of the Underlying will increase over the term of the Securities and is likely to close above the Bearish Upside Threshold on the Final Valuation Date, or you believe the Underlying will depreciate over the term of the Securities by more than the Maximum Gain indicated on the cover hereof.

t     You seek an investment that has unlimited return potential without a cap on appreciation.

t     You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

t     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the upside fluctuations in the level of the Underlying.

t     You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Underlying.

t     You are unwilling or unable to hold the Securities to maturity or seek an investment for which there will be an active secondary market.

t     You do not understand or accept the risks associated with the Underlying.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement for risks related to an investment in the Securities. For more information on the Underlying, please see the section titled “The Underlying” below.

Final Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Underlying:	S&P 500® Index
Term:	Approximately 9 months
Payment at Maturity (per $10 principal amount Security):

If the Final Value is less than the Initial Value, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × absolute value of the Underlying Return × Bearish Gearing)

provided, however, that in no event will JPMorgan Financial pay you at maturity an amount greater than:

$10.00 + ($10.00 × Maximum Gain)

If the Final Value is equal to or greater than the Initial Value but the Final Value is less than or equal to the Bearish Upside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Final Value is greater than the Bearish Upside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 - [$10.00 × (Underlying Return - Buffer)], subject to the Minimum Payment at Maturity

In this scenario, you will lose 1% of your principal amount for every 1% that the Underlying has increased by more than the Buffer. You may lose up to 92% of your principal amount.

Underlying Return:	(Final Value – Initial Value) Initial Value
Bearish Gearing:	3.00
Maximum Gain:	28.00%. In no event will the return on the Principal Amount be greater than the Maximum Gain.
Minimum Payment at Maturity	$0.80 per $10 principal amount Security
Initial Value:	The closing level of the Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Value:	The closing level of the Underlying on the Final Valuation Date
Bearish Upside Threshold:	108.00% of the Initial Value, as specified on the cover of this pricing supplement
Buffer:	8%, if held to maturity

Investment Timeline

Trade Date	The Initial Value is observed. The Bearish Upside Threshold and Maximum Gain are finalized.

Maturity Date

The Final Value and the Underlying Return are determined.

If the Final Value is less than the Initial Value, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × absolute value of the Underlying Return ×
Bearish Gearing),

provided, however, that in no event will JPMorgan Financial pay you at maturity an amount greater than:

$10.00 + ($10.00 × Maximum Gain)

If the Final Value is equal to or greater than the Initial Value but the Final Value is less than or equal to the Bearish Upside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Final Value is greater than the Bearish Upside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 - [$10.00 × (Underlying Return - Buffer)], subject to the Minimum Payment at Maturity

Under these circumstances, you may lose up to 92% of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 92% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Securities should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. In light of the bearish economics of the Securities, payment on the Securities to Non-U.S. Holders will not be subject to Section 871(m).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Final Value is greater than the Initial Value, we will pay you the principal amount of your Securities in cash only if the Final Value has not increased above the Bearish Upside Threshold. If the Final Value is greater than the Bearish Upside Threshold, you will lose 1% of your principal amount for every 1% that the Underlying has increased by more than the Buffer, subject to the Minimum Payment at Maturity. Accordingly, you could lose up to 92% of your principal amount.
t	The Securities Are Bearish on the Index — Because the Securities are bearish on the Index, your return on the Notes will not benefit from any appreciation of the Index over the term of the Securities.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Securities. If these affiliates do not make payments to us and we fail to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain of 28.00%. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the absolute value of the Underlying Return times the Bearish Gearing is greater than the Maximum Gain.
t	The Bearish Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Bearish Gearing or the Securities themselves, and the return you realize may be less than the product of the bearish performance of the Underlying and the Bearish Gearing and may be less than the absolute value of the Underlying’s return, even if the Underlying’s return is negative and its absolute value does not exceed the Maximum Gain. You can receive the full benefit of the Bearish Gearing, subject to the Maximum Gain, only if you hold your Securities to maturity.
t	The Bearish Upside Market Exposure to the Underlying Is Buffered Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Underlying is below the Bearish Upside Threshold. If you hold the Securities to maturity, JPMorgan Financial will repay your principal amount as long as the Final Value is not above the Bearish Upside Threshold. However, if the Final Value is greater than the Bearish Upside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, resulting in a loss of 1% of your principal amount for every 1% that the Underlying has increased by more than the Buffer, subject to the Minimum Payment at Maturity.
t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	The Probability That the Final Value Will Increase Above the Bearish Upside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying — “Volatility" refers to the frequency and magnitude of changes in the level of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Underlying could close above the Bearish Upside Threshold on the Final Valuation Date of the Securities, resulting in the loss of some or most of your investment. However, the Underlying’s volatility can change significantly over the term of the Securities. The level of the Underlying could rise sharply, which could result in a significant loss of principal.
t	Investing in the Securities Is Not Equivalent to Investing (or Holding a Short Position) in the Stocks Composing the Underlying — Investing in the Securities is not equivalent to investing (or holding a short position) in the stocks included in the Underlying. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Underlying, such as voting rights, dividend payments or other distributions.

t	We Cannot Control Actions by the Sponsor of the Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Underlying. The sponsor of the Underlying is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
t	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned the stock included in the Underlying and received the dividends on the stock included in the Underlying. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Value, which reflects the closing level of the Underlying on the Final Valuation Date without taking into consideration the value of dividends on the stock included in the Underlying.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlying and could affect the value of the Underlying, and therefore the market value of the Securities.
t	Potential JPMorgan Financial Impact on the Market Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying or in futures, options or other derivative products on the Underlying may adversely affect the market value of the Underlying and, therefore, the market value of the Securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

t	The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities exceeds the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the level of the Underlying;
t	the time to maturity of the Securities;
t	the dividend rates on the equity securities included in the Underlying;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

Risks Relating to the Underlying

♦	JPMorgan Chase & Co. Is Currently One of the Companies that Make Up the Underlying — JPMorgan Chase & Co. is currently one of the companies that make up the Underlying. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the Underlying and the Securities.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 principal amount Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Underlying, and assume a hypothetical Initial Value of 100, a hypothetical Bearish Upside Threshold of 105, a hypothetical Bearish Gearing of 1.50, a hypothetical Maximum Gain of 9.00%, a hypothetical Buffer of 5% and a hypothetical Minimum Payment at Maturity of $0.50 per $10 principal amount Security. The hypothetical Initial Value of 100 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value is based on the closing level of the Underlying on the Trade Date and is specified on the cover of this pricing supplement. For historical data regarding the actual closing levels of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement. The actual Bearish Upside Threshold, Bearish Gearing and Maximum Gain are specified on the cover of this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Bearish Gearing, the Initial Value, the Bearish Upside Threshold, the Buffer, the Minimum Payment at Maturity and the Maximum Gain and the Final Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Value	Underlying Return (%)	Absolute Value of Underlying Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
220.00	120.00%	N/A	$0.50	-95.00%
200.00	100.00%	N/A	$0.50	-95.00%
190.00	90.00%	N/A	$1.50	-85.00%
180.00	80.00%	N/A	$2.50	-75.00%
170.00	70.00%	N/A	$3.50	-65.00%
160.00	60.00%	N/A	$4.50	-55.00%
150.00	50.00%	N/A	$5.50	-45.00%
140.00	40.00%	N/A	$6.50	-35.00%
130.00	30.00%	N/A	$7.50	-25.00%
120.00	20.00%	N/A	$8.50	-15.00%
110.00	10.00%	N/A	$9.50	-5.00%
105.00	5.00%	N/A	$10.00	0.00%
104.00	4.00%	N/A	$10.00	0.00%
102.50	2.50%	N/A	$10.00	0.00%
100.00	0.00%	N/A	$10.00	0.00%
98.00	-2.00%	2.00%	$10.30	3.00%
95.00	-5.00%	5.00%	$10.75	7.50%
94.00	-6.00%	6.00%	$10.90	9.00%
90.00	-10.00%	10.00%	$10.90	9.00%
80.00	-20.00%	20.00%	$10.90	9.00%
70.00	-30.00%	30.00%	$10.90	9.00%
60.00	-40.00%	40.00%	$10.90	9.00%
50.00	-50.00%	50.00%	$10.90	9.00%
40.00	-60.00%	60.00%	$10.90	9.00%
30.00	-70.00%	70.00%	$10.90	9.00%
20.00	-80.00%	80.00%	$10.90	9.00%
10.00	-90.00%	90.00%	$10.90	9.00%
0.00	-100.00%	100.00%	$10.90	9.00%

Example 1 — The level of the Underlying decreases by 2% from the Initial Value of 100 to the Final Value of 98.00.

Because the Final Value is less than the Initial Value and the Bearish Gearing of 1.50 times the absolute value of the Underlying Return of 2% is less than the Maximum Gain of 9.00%, JPMorgan Financial will pay you your principal amount plus a return equal to the absolute value of the Underlying Return times the Bearish Gearing, resulting in a payment at maturity of $10.30 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × absolute value of the Underlying Return × Bearish Gearing)
$10.00 + ($10.00 × 2% × 1.50) = $10.30

Example 2 — The level of the Underlying decreases by 50% from the Initial Value of 100 to the Final Value of 50.

Because the Final Value is less than the Initial Value and the Bearish Gearing of 1.50 times the absolute value of the Underlying Return of 50% is greater than the Maximum Gain of 9.00%, JPMorgan Financial will pay you your principal amount plus a return equal to the Maximum Gain of 9.00%, resulting in a payment at maturity of $10.90 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 9.00%) = $10.90

Example 3 — The level of the Underlying increases by 2.50% from the Initial Value of 100 to the Final Value of 102.50.

Because the Final Value is greater than the Initial Value but is less than the Bearish Upside Threshold, at maturity, JPMorgan Financial will pay you your principal amount of $10.00 per $10 principal amount Security.

Example 4 — The level of the Underlying increases by 40% from the Initial Value of 100 to the Final Value of 140.

Because the Final Value is greater than the Bearish Upside Threshold of 108% and the Underlying Return is 40%, at maturity, JPMorgan Financial will pay you a payment at maturity of $6.50 per $10 principal amount Security, calculated as follows:

$10.00 - [$10.00 × (Underlying Return - Buffer)], subject to the Minimum Payment at Maturity
$10.00 - [$10.00 × (40.00% - 5.00%)] = $6.50

Example 4 — The level of the Underlying increases by 120% from the Initial Value of 100 to the Final Value of 220.

Because the Final Value is greater than the Bearish Upside Threshold of 108% and the Underlying Return is 120%, at maturity, JPMorgan Financial will pay you a payment at maturity of $0.50 per $10 principal amount Security, calculated as follows:

$10.00 - [$10.00 × (Underlying Return - Buffer)], subject to the Minimum Payment at Maturity
$10.00 - [$10.00 × (120.00% - 5.00%)], subject to the Minimum Payment at Maturity = $0.50

If the Final Value is greater than the Bearish Upside Threshold, investors will lose 1% of their principal amount for every 1% that the Underlying has increased in excess of the Buffer, subject to the Minimum Payment at Maturity. Investors could lose up to 95% of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The graph below illustrates the daily performance of the Underlying from January 2, 2013 through July 14, 2023, based on information from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing level of the Underlying on July 14, 2023 was 4,505.42. We obtained the closing levels of the Underlying above and below from Bloomberg, without independent verification.

The dotted line represents the Bearish Upside Threshold of 4,865.85, equal to 108% of the closing level of the Underlying on July 14, 2023.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical performance of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on the Final Valuation Date. There can be no assurance that the performance of the Underlying will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to three months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Validity of the Securities and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Securities offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.